                                                                      EXHIBIT 12

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
                                            THREE MONTHS ENDED
                                                MARCH 31,                            DECEMBER 31,
                                           --------------------  -----------------------------------------------------
                                             1999       1998       1998       1997       1996       1995       1994
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before income taxes.............  $  26,426  $  31,041  $  88,285  $  79,130  $  60,097  $  42,114  $  19,770

Fixed charges:
  Rent expense...........................         95        124        497        273        238        132         48
  divided by 3...........................          3          3          3          3          3          3          3
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    1/3 of annual rental expense.........         32         41        166         91         79         44         16

Interest expense and deferred debt
  issuance costs.........................      8,242        311     29,618        242        187         88         39
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

    Total fixed charges..................      8,274        352     29,784        333        266        132         55
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

    Earnings before fixed charges........     34,700     31,393    118,069     79,463     60,363     42,246     19,825

Ratio of earnings to fixed charges.......       4.19      89.18       3.96     238.63     226.93     320.05     360.45
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